UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 30, 2009

AXS-ONE INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-26358 (Commission File Number)	13-2966911 (IRS Employer Identification No.)
301 Route 17 North, Rutherford, New Jersey 07070 (Address of principal executive offices, including zip code) (201) 935-3400 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01  Completion of Acquisition or Disposition of Assets

On June 30, 2009, the merger (the “Merger”) contemplated by the Agreement and Plan of Merger (the “Merger Agreement”) dated April 16, 2009 by and among Unify Corporation, a Delaware corporation (“Unify”), UCAC, Inc., a Delaware corporation and wholly-owned subsidiary of Unify (“Merger Sub”), and AXS-One Inc., a Delaware corporation (the “Company”), was consummated.

Pursuant to the Merger Agreement, each outstanding share of the Company’s common stock (“AXS-One Common Stock”) was converted automatically into the right to receive 0.019442 shares of common stock of Unify (“Unify Common Stock”), plus cash in lieu of any fractional shares of Unify Common Stock that would have existed after taking into account all shares of Unify Common Stock to be held by the holder.  In addition, each warrant to purchase AXS-One Common Stock (each, a “Company Warrant”) was assumed by Unify and each such assumed Company Warrant was converted into a warrant in substantially the same form as the corresponding Company Warrant to purchase 0.019442 shares of Unify Common Stock per share of AXS-One Common Stock subject to such Company Warrant at an exercise price per share of Unify Common Stock of $0.01.  Each option to purchase shares of AXS-One Common Stock (each, a “Company Option”) outstanding was cancelled in exchange for the right to receive an amount, if any, in cash equal to the Change in Control Price (as defined in the Merger Agreement) less the exercise price of such Company Option.

Existing Company convertible notes (the “Old Notes”) were exchanged for 2,100,000 shares of Unify Common Stock, plus or minus the number of shares of Unify Common Stock equal to (i) the “Adjusted Working Capital,” divided by (ii) five (5) (as such number may be appropriately adjusted to reflect stock splits, stock dividends and reverse stock splits of Unify). “Adjusted Working Capital” is defined as the current assets of the Company as of June 30, 2009 less the current liabilities of the Company as of June 30, 2009, subject to certain adjustments provided in the Merger Agreement. The holders of Old Notes shall also be eligible to receive additional shares of Unify Common Stock based on the performance of the Company’s net license revenue for the period commencing on June 30, 2009 and ending on July 31, 2010.

Item 3.03  Material Modification to Rights of Security Holders

Item 2.01 of this Current Report on Form 8-K is hereby incorporated by reference.

Item 5.01  Changes in Control of Registrant

As a result of the Merger, the Company became a wholly-owned subsidiary of Unify.  Item 2.01 of this Current Report on Form 8-K is hereby incorporated by reference.

Item 5.02  Departure of Directors or Certain Officers; Election Of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 30, 2009, as contemplated by the terms of the Merger Agreement, the Company entered into (i) a Third Amendment to Employment Agreement amending the Employment Agreement dated as of April 21, 2004 between the Company and William P. Lyons, as amended, (ii) a Third Amendment to Employment Agreement amending the Employment Agreement dated as of February 15, 2007 between the Company and Joseph P. Dwyer, as amended, and (iii) a Third Amendment to Offer of Employment Letter amending the Offer of Employment Letter dated as of September 4, 2007 between the Company and Phillip L. Rugani, as amended (collectively, the “Amendments”).

As contemplated by the Merger Agreement, the Amendments provided for (a) a reduction in the severance benefits payable to Messrs. Lyons, Dwyer and Rugani (each, an “Executive”) to the amount which the Executive would be entitled to receive, at the Original Salary Level (as defined in the Merger Agreement), in the event of his involuntary separation from service without cause and without a change in control (“Regular Severance”) and (b) an allocation of the amount of the Executive’s Regular Severance over the number of months required to continue his gross base salary at the Original Salary Level until such Regular Severance is fully paid in cash.

In addition, the Amendments modified the underlying employment agreements of the Executives such that in the event of an involuntary separation from service without cause in connection with the Merger, each of the Executives will be eligible to receive additional compensation in the form of earn-outs (collectively, the “Management Performance Shares”) based upon Net License Revenue (as defined in the Merger Agreement) recorded over the same period in which the holders of Old Notes (as defined in the Merger Agreement) will be eligible to receive their earn-out shares in accordance with the terms of the Merger Agreement.  The Management Performance Shares shall be earned by the Executives such that after holders of Old Notes have received 2,580,000 shares of common stock of Unify (“Parent Shares”) in accordance with Section 4.7 of the Merger Agreement (as adjusted to reflect stock splits, stock dividends and reverse stock splits of Unify), the Executives will receive one-half of the next 342,500 Parent Shares (as adjusted to reflect stock splits, stock dividends and reverse stock splits of Unify) distributed as earn-out pursuant to Section 4.7 of the Merger Agreement, with the Management Performance Shares allocated to the Executives substantially in proportion to their total change of control severance benefit in effect prior to entry into the Amendments.

The foregoing description of the Amendments does not purport to be complete and is qualified in its entirety by reference to such Amendments, copies of which are filed as Exhibits 10.1, 10.2 and 10.3 hereto and are incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits

(d)           Exhibits – The following exhibits are filed as part of this report:

10.1	Third Amendment to Employment Agreement with William P. Lyons

10.2	Third Amendment to Employment Agreement with Joseph P. Dwyer

10.3	Third Amendment to Offer of Employment Letter with Phillip L. Rugani

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXS-ONE INC.

Date: July 1, 2009	By:	/s/ Steve Bonham
Steve Bonham
Vice President and Chief Financial Officer